                                                               EXHIBIT 23.2

                       INDEPENDENT AUDITORS' CONSENT

   We consent to the use in this Amendment No. 2 to Registration Statement No. 333-81885 of AmREIT, Inc. of our reports dated March 12, 1999 on the consolidated financial statements of AmREIT, Inc. and the financial statements of AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. and of our report dated May 21, 1999 relating to the combined statements of revenues and certain expenses of the Acquired Properties appearing in this Joint Proxy and Consent Solicitation Statement and Prospectus which is a part of such Registration Statement.

   We also consent to the reference to us under the heading "Experts" in such Joint Proxy and Consent Solicitation Statement and Prospectus.

Deloitte & Touche LLP

Houston, Texas

October 22, 1999